NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788
STRATUS PROPERTIES INC. COMPLETES
SALE OF THE SANTAL FOR $152 MILLION
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AUSTIN, TX, December 14, 2021 - Stratus Properties Inc. (NASDAQ: STRS) (“Stratus” or the “Company”) today announced that it has completed the previously announced sale of The Santal for $152 million, or approximately $339 thousand per unit, in cash. The sale generated pre-tax net cash proceeds to Stratus of approximately $74 million, after transaction expenses and payment of the project loan. Stratus estimates after-tax net cash proceeds to be approximately $51 million, after payment of profit participation incentive plan amounts, and expects to record a pre-tax gain on sale of approximately $80 million in the fourth quarter of 2021.

The sale generated an internal rate of return to Stratus of approximately 32 percent (pre-tax) calculated based on the Company’s carrying value of the property contributed to the project, resulting in an equity multiple of 3.58x. The sales price of The Santal implies a net asset value (“NAV”) of $51 million, a 103 percent premium to the $25 million estimated after-tax NAV of The Santal as of December 31, 2020, as reflected in Stratus’ Investor Presentation dated March 15, 2021, available on Stratus’ website.

             The Santal was Stratus’ wholly owned 448-unit garden-style, multi-family luxury apartment complex located in Section N of Austin’s upscale Barton Creek community, located minutes away from downtown Austin and offering both Hill Country and downtown Austin views. Stratus commenced construction on The Santal during first-quarter 2015 and completed construction of the first phase during third-quarter 2016 and the second phase during first-quarter 2019. Stratus had opportunities to sell The Santal in 2019 for a substantially lower price than the current sale price, but elected to hold and refinance it at the time. On the date of sale, The Santal was fully leased and stabilized.

The Santal

William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, stated, “We are pleased with the continued validation of our strategy to source, plan, develop and sell properties at the right time. The sale prices of The Santal and The Saint Mary, which we sold earlier this year, reflect significant premiums to NAV. The Board is currently reviewing options for the uses of proceeds from the sale of The Santal, and is incorporating in its analysis the potential cash proceeds from the pending sale of Block 21.”

Mr. Armstrong continued, “We look forward to advancing our current pipeline of development opportunities, which includes The Annie B, a luxury high-rise tower in downtown Austin; The Saint June, which is currently under construction in the Amarra section of Barton Creek; the Holden Hills residential and Section N mixed-use development projects planned for Barton Creek; and several multi-family, HEB-anchored or shadow-anchored development projects in Austin and the greater Houston market.”

The Stratus Board and management team remain engaged in a strategic planning process, which includes consideration of the uses of proceeds from the sale of The Santal and the pending sale of Block 21, and of Stratus’ long-term business strategy. The potential uses of proceeds may include a combination of further deleveraging, returning cash to shareholders and reinvesting in Stratus’ project pipeline. These factors may impact Stratus’ evaluation of a potential conversion to a real estate investment trust. In the interim, Stratus plans to use approximately $56 million of the pre-tax net cash proceeds of the sale of The Santal to pay the full balance on its revolving credit facility with Comerica Bank.

About Stratus Properties Inc.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, and sale of commercial, and multi-family and single-family residential real estate properties, real estate leasing, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast-growing markets in Texas.

Forward-Looking Statements

This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to Stratus’ estimated gains and net cash proceeds from the sale of The Santal, and potential uses of proceeds from the sale of The Santal and the pending sale of Block 21. The words “anticipates,” “may,” “can,” “could,” “plans,” “believes,” “potential,” “possible,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements. Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the possibility that the anticipated benefits from The Santal sale will not be fully realized or may take longer to realize than expected, the occurrence of any event, change or other circumstance that could delay the closing of the sale of Block 21, or result in the termination of the agreements to sell Block 21, the results of the Board’s strategic planning process, the uncertain and ongoing impact of the COVID-19 pandemic, and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2020, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, each filed with the U.S. Securities and Exchange Commission.

Under Stratus’ Comerica Bank $60 million revolving credit facility, Stratus is not permitted to repurchase its common stock in excess of $1 million or pay dividends on its common stock without Comerica Bank’s prior written consent. The declaration of dividends or decision to repurchase Stratus’ common stock is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank credit facility, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes.
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A copy of this release is available on Stratus’ website, stratusproperties.com.
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